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                                                                    EXHIBIT 2(a)


                            SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT, dated 2 April 1999, is entered into by and among CHARTER MEDICAL INTERNATIONAL, S.A., INC, a company incorporated in Nevada whose principal office is at 3414 Peachtree Road, N.E., Suite 1400, Atlanta, Georgia 30326 U.S.A. (the "Seller"), MAGELLAN HEALTH SERVICES, INC., a company incorporated in Delaware whose principal office is at 3414 Peachtree Road, N.E., Suite 1400, Atlanta, Georgia 30326 U.S.A. ("Magellan"), INVESTMENT AB BURE, a company incorporated in Sweden whose principal office is at PO Box 5419 S-40229, Goteborg, Sweden ("Bure"), and CMEL HOLDING LIMITED, a company incorporated in England and Wales (registered no.3743891 ) whose registered office is at 1-5 Radnor Walk, London SW3 4BP (the "Buyer").

WHEREAS, the Seller owns all of the issued share capital of the Company;

WHEREAS, the Seller is a wholly owned subsidiary of Magellan and Magellan has agreed to be a party to this Agreement for the purposes of guaranteeing the obligations of the Seller under this Agreement and for certain other purposes which have induced the Buyer to enter into this Agreement;

WHEREAS, the Charter St. Louis Property is owned by Charter Hospital of St. Louis, Inc., a wholly owned subsidiary of Magellan, and Magellan has agreed to procure the sale of the Charter St. Louis Property in accordance with the terms of this Agreement;

WHEREAS, the Buyer is a wholly owned subsidiary of Bure and Bure has agreed to be a party to this Agreement for the purpose of guaranteeing the obligations of the Buyer under this Agreement;

WHEREAS, the Seller desires to sell and the Buyer desires to purchase all of the Shares on the terms and conditions provided in this Agreement;

NOW THEREFORE in consideration of the mutual covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1.       DEFINITIONS AND INTERPRETATION

1.1 In this Agreement and the Schedules, the following words and expressions have the following meanings unless otherwise stated:

         "AFFILIATE" in relation to any body corporate any Holding Company or Subsidiary of such body corporate or any Subsidiary of a Holding Company of such body corporate.

         "AGREEMENT" this Share Purchase Agreement.

         "AUDITED ACCOUNTS" the audited balance sheet, as at the Last Accounts Date, and audited profit and loss account for the financial year ended on the Last Accounts Date, for the Company, including directors' report, auditors report and notes.

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         "AUDITORS" Arthur Andersen of 1 Surrey Street, London WC2.

         "BUSINESS DAY" a weekday (other than a Saturday) when clearing banks are open for a full range of banking transactions in London and Stockholm.

         "BUYER'S GROUP" means the Buyer and each of its Affiliates.

         "BUYER'S SOLICITORS" White & Case, 7-11 Moorgate, London  EC2R  6HH

         "CA" Companies Act 1985.

         "CHARTER ST. LOUIS" means Charter Hospital of St. Louis, Inc., a company incorporated in Missouri whose principal office is at 3414 Peachtree Road, N.E., Suite 1400, Atlanta, Georgia 30326, USA.

         "CHARTER ST. LOUIS PROPERTY" means those freehold properties which are owned by Charter St. Louis as identified by reference to Schedule 6,
         Part II.

         "CLOSING" closing of the sale and purchase of the Shares pursuant to clauses 4.1 to 4.5 of this Agreement.

         "CLOSING ACCOUNTS" means the accounts referred to in paragraph 2.2 of
         Schedule 5.

         "CLOSING DATE" means the date when Closing takes place in accordance with clauses 4.1 to 4.5 .

         "COMPANY" Charter Medical of England Limited (registered No. 1431836), a company incorporated in England and Wales whose registered office is at 1-5 Radnor Walk, London SW3 4BP.

         "COMPETENT AUTHORITY" any person or legal entity (including any government or government agency) having regulatory authority and/or any court of law or tribunal, or any local or national agency, authority, department, inspectorate, minister, ministry, official or public or statutory person (whether autonomous or not) of, or the government of, the United Kingdom or the European Community.

         "COMPETITIVE BUSINESS" has the meaning set forth in clause 8.1.

         "CONFIDENTIAL INFORMATION" has the meaning set forth in clause 8.3.

         "CONNECTED PERSONS" shall have the meaning given to it by section 839 Income and Corporation Taxes Act 1988.

         "CONTRACT" any agreement or commitment, whether conditional or unconditional and whether by deed or under hand.

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         "DISCLOSURE LETTER" the disclosure letter, of the same date as this
         Agreement, from the Seller to the Buyer qualifying the Warranties, including all documents both referred to in the disclosure letter and annexed to it.

         "ENCUMBRANCE" any mortgage, charge, lien or pledge or other form of security whatsoever.

         "ENVIRONMENT" any and all organisms, ecological systems, property and the following media: air (including, without limitation, the air within buildings and the air within other natural or man-made structures made whether above or below ground), water (including, without limitation, water under or within land or in drains or sewers and coastal and inland waters) and land (including, without limitation, land under water).

         "ENVIRONMENTAL AUTHORISATIONS" all or any permits, consents, licences, approvals, certificates and other authorisations required under Environmental Laws and all terms and conditions thereof required under any Environmental Laws for the operation of the business of the Company or the occupation or use of any land or premises in relation to the business of the Company.

         "ENVIRONMENTAL LAWS" any and all laws (whether criminal, civil or administrative) including European Community or European Union regulations, directives and decisions, statutes and subordinate legislation, regulations, orders, ordinances, Environmental Authorisations, guidance notes, codes of practice, governmental circulars and the like, local laws and by-laws, treaty, common law, court orders, judgments, notices, orders, directions, instructions, decisions or awards of any Competent Authority applicable to the Company and/or the Property and/or the operation of the business of the Company and which have as a purpose or effect the protection of the Environment and/or prevention of Harm or Damage and/or the provision of remedies in respect of Harm or Damage and are in force at the Closing Date.

         "ENVIRONMENTAL LIABILITY" civil or criminal liability (including, without limitation, the liability in respect of Remedial Action) on the part of the Company and/or any of their directors or officers or shareholders under Environmental Laws.

         "ERA" the Employment Rights Act 1996.

         "FREEHOLD PROPERTY" the freehold property shortly described in Schedule 6 Part II.

         "FSA" means the Financial Services Act 1986.

         "HARDWARE" all computer hardware-related peripherals or equipment and all telecommunication systems networks equipment and apparatus.

         "HARM OR DAMAGE" harm or damage to or other interference with man or any other living organism or harm or damage to or interference with the Environment or public health or welfare.

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         "HAZARDOUS MATTER" any and all matter (whether alone or in combination with other matter) which may or is liable to cause or is capable of causing Harm or Damage or which is nuisance to any person or persons or which may make use or ownership of any part of the Property more costly.

         "HOLDING COMPANY" a holding company within the meaning ascribed to such expressions by CA sections 736 and 736A.

         "ICTA" Income and Corporation Taxes Act 1988.

         "INTELLECTUAL PROPERTY RIGHTS" any and all computer programmes in both source and object code form, including all databases for outcomes data and other similar information for the professional application, monitoring and developing of case methods and systems, all modules, all source and other preparatory materials, specifications, charts, diagrams, manuals or other documentation relating thereto and computer generated works, all patents, rights in designs, trade and service marks (whether registered or unregistered), trade and business names (including rights in any get-up or trade dress), copyright, moral rights, know-how, confidential information and all other similar intellectual or industrial property rights (including rights under licences and consents in relation to any such thing) including any registration of any such rights to make applications for any of the foregoing and any similar or analogous rights to any of the foregoing, whether subsisting in the United Kingdom or any other part of the world, and all documents, records, tapes, disc and other material containing copyright works, Know-How or computer generated works, together with all or any goodwill relating or attached thereto.

         "INTRA-GROUP GUARANTEES" the guarantees, indemnities, cross-indemnities and letters of comfort given to any third party by Magellan and any of its Affiliates in respect of the liability of the Company which are in force at the date of this Agreement including (without prejudice to the generality of the foregoing) any guarantees given by Magellan and any of its Affiliates in respect of the liabilities of the Company under any of the Leases other than in respect of the lease referred to in clause 9.1.

         "KNOW-HOW" all commercial information whether or not in the public domain including (but not limited to) that information concerned with the marketing of any products or services, trade secrets and confidential business information (including customer and supplier lists, sales statistics, survey reports and market share data).

         "LAST ACCOUNTS DATE" September 30, 1998.

         "LEASES" the leases shortly described in Schedule 6 Part III.

         "LEASEHOLD PROPERTY" the leasehold property shortly described in
         Schedule 6 Part I and held under the terms of the Leases.

         "LICENSE AGREEMENT" means the License Agreement between Charter System LLC and the Company in the agreed form.

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         "LOSSES" actions, proceedings, losses, damages, liabilities, claims and reasonable costs and expenses, including, without limitation, fines, penalties, legal and other professional fees.

         "PARTIES" the parties to this Agreement.

         "PENSION SCHEME" the Charter Medical of England Pension Plan dated 1 December 1982.

         "PROPERTIES" the Freehold Property and the Leasehold Property.

         "PROPERTY SALE AGREEMENT" means the sale and purchase agreement in the agreed form as set out in Schedule 6 Part IV relating to the Charter St. Louis Property.

         "RELEVANT CLAIM" means a claim for breach of any of the Warranties or for breach of any other covenant set out in this Agreement which is expressly stated to be a Relevant Claim and for the purposes of Clauses 5.8.1, 5.8.2 and 5.8.3 a reference to a Relevant Claim shall include a reference to a breach of any of the warranties set out in the Swiss Sale Agreement and a breach of any Warranty assigned to the purchaser of the Charter St. Louis Property.

         "REMEDIAL ACTION" (i) preventing, limiting, removing, remedying, cleaning-up, abating, containing or ameliorating the presence or effect of any Hazardous Matter in the Environment (including, without limitation, the Environment at the Property) or (ii) carrying out investigative work and obtaining legal and other professional advice as is reasonably required in relation to (i).

         "RESTRICTED TERRITORY" means Norway, Denmark, Sweden, Finland, Germany, Poland, , Switzerland and the United Kingdom.

         "SELLER'S SOLICITORS" Edwin Coe, 2 Stone Buildings, Lincoln's Inn, London WC2A 3TH.

         "SERVICES AGREEMENT" means the Services Agreement between the Company and Magellan Behavioral Health, Inc., in the agreed form.

         "SHARES" the 1,510,000 issued ordinary shares of (pound)1 each in the capital of the Company being the entire issued share capital of the Company.

         "SOFTWARE" a computer programme whether in object or source code form and its associated documentation algorithms and preparatory materials.

         "SWISS COMPANY" Societe Anonyme de la Metairie, a company incorporated in Switzerland.

         "SWISS SALE AGREEMENT" the agreement of even date herewith between the Seller, Magellan and CMEL Holding AB with regard to the sale of the Swiss Stock

         "SWISS STOCK" the 300 registered shares of CHF1,000 being the entire issued share capital of the Swiss Company.

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         "SUBSIDIARY" a subsidiary as defined in CA sections 736 and S736A;
         provided that Charter Behavioral Health Systems, LLC ("CBHS") shall not be deemed a subsidiary of Magellan or any Magellan Affiliates provided, further that if at any time Magellan or a Magellan Affilliate owns more than 50 percent of the outstanding voting equity interest of CBHS, or has a right to designate a majority of the governing board of CBHS, then CBHS shall be deemed a subsidiary of Magellan.

         "TAX COVENANT" the tax covenant set out in Schedule 4.

         "TAX OR TAXATION" (i) all forms of taxation, including and without any limitation any charge, tax, duty, levy, impost, withholding or liability wherever chargeable imposed for support of national, state, federal, municipal or local government or any other person and whether of the United Kingdom or any other jurisdiction; and (ii) any penalty, fine, surcharge, interest, charges or costs payable in connection with any taxation within (i) above or in connection with any account, record form, return or computation in respect thereof.

         "TAX AUTHORITY" "ICTA", "TCGA", "TMA", "VAT" and "VAT GROUP" shall have the meanings given to them in the Tax Covenant.

         "VATA" Value Added Tax Act 1994.

         "WARRANTIES" the warranties set out in Schedule 3 and Part II of
         Schedule 4.

1.2 All references in this Agreement to a statutory provision shall be construed as including references to each of the following, as in effect prior to the date hereof:

                  1.2.1 any statutory modification, consolidation or re-enactment for the time being in force;

                  1.2.2 all statutory instruments, regulations, directives or orders made pursuant to a statutory provision; and

                  1.2.3 any statutory provisions of which a statutory provision is a consolidation, re-enactment or modification.

1.3 Any reference in this Agreement to either Party includes their respective successors and assigns.

1.4 Unless the context otherwise requires, words denoting the singular shall include the plural and vice versa, references to any gender shall include all other genders and references to persons shall include bodies corporate, unincorporated associations and partnerships, in each case whether or not having a separate legal personality.

1.5 A reference in this Agreement to a SSAP and FRS respectively shall be a reference to a Statement of Standard Accounting Practice as published by the Institute of Chartered Accountants of England and Wales or a Financial Reporting Standard published by the Accounting Standards Board, in each case, as published prior to the date hereof.

1.6 Clause headings in this Agreement are for ease of reference only and do not affect the construction of any provision.

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1.7      Any reference to a Clause or Schedule is to a Clause or Schedule (as
         the case may be) of or to this Agreement.

1.8 References to documents in the "agreed form" shall mean documents in a form agreed between the parties and initialled for the purposes of identification by or on behalf of the Seller and the Buyer.

2.       SALE OF SHARES

2.1 The Seller shall sell with full title guarantee and the Buyer shall purchase all of the Shares for the consideration set forth in clause 3 below.

2.2 Each of the Shares will be sold and bought free from any claim, charge, lien, encumbrance, equity or third party right and with all rights attached to them, including all rights to any dividends or other distributions declared after the date of the execution of this Agreement.

3.       CONSIDERATION

3.1 The aggregate consideration for the sale of the Shares, the Swiss Stock and the Charter St Louis Property shall be US$56,904,000 which shall be apportioned in the following manner:

         3.1.1 US$26,200,000 together with an extension payment equal to interest on US$26,200,000 calculated at the rate of 2% per annum above the base rate from time to time of the Royal Bank of Scotland plc from and including 1 April 1999 to the Closing Date, payable for the shares pursuant to this Agreement.

         3.1.2 US$23,364,000 payable for the Swiss Stock pursuant to the Swiss Sale Agreement, together with an extension payment equal to interest on US$23,364,000 calculated in the manner described in Section 1.2 of the Swiss Sale Agreement; and

         3.1.3 US$7,340,000 payable for the Charter St. Louis Property pursuant to the Property Sale Agreement together with an extension payment equal to interest on US$7,340,000 calculated at the rate of 2% per annum above the base rate from time to time of Royal Bank of Scotland plc from and including 1 April 1999 to the Closing Date .

3.2 The consideration for the Shares shall be increased by the amount by which uniform business rates paid by the Company in respect of the Property and refunded to the Company after 31 March 1999 in respect of any period up to and including 31 March 1999.

3.3 The consideration for the Shares shall be decreased by the amount of uniform business rate rebates previously obtained by the Company on or before 31 March 1999 as the Company may be required to repay after 31 March 1999 to the relevant rating authority in respect of any period up to and including 31 March 1999.

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3.4      The Buyer shall procure that, as soon as practicable after the determination of proceedings relating to the uniform business rates referred to in clauses 3.2 and 3.3, it delivers a written notice to the Seller informing the Seller of the nature of such determination and of the amount due from the Seller to the Buyer or the Buyer to the Seller (as the case may be).

3.5      Any payments to be made pursuant to clauses 3.2 and 3.3 shall be made:-

         3.5.1 in the case of a payment due pursuant to clause 3.2 within 10 days of the date on which the Company receives payment of the relevant refund from the relevant local authority;

         3.5.2 in the case of a payment due pursuant to clause 3.3, within 10 days of the receipt by the Seller of the notice referred to in clause 3.4.

3.6      The following definitions shall apply for the purposes of this clause
         3.6:-

         3.6.1 "Charter St. Louis Deposit" - the sum of $7,340,000.00 (being part of the Price, (as defined in the Property Sale Agreement)).

         3.6.2 " Charter St. Louis Deposit Account" - a specially designated "Project Marigold" client deposit account of the Seller's Solicitors.

         3.6.3 " Management Period" - the period from the date of Closing to either the date of receipt by the Seller's Solicitors of the Transfer Notice or 31 May 1999 (whichever is the earlier).

         3.6.4 "Transfer Notice" - notice in writing from the Buyer's Solicitors to the Seller's Solicitors to complete the Land Registry Transfer of the Charter St. Louis Property in favour of the party named in the notice.

         3.6.5 " Land Registry Transfer" - the transfer of the Charter St. Louis Property to be executed by Charter St. Louis in the agreed form.

         3.6.6 " Retained Deeds" - the title deeds and documents relating to the Charter St. Louis Property retained by the Seller's Solicitors during the Management Period.

3.7 On Closing the Charter St. Louis Deposit shall be paid into the Charter St. Louis Deposit Account and the deed and documents relating to the Charter St. Louis Property shall be delivered to the Seller's Solicitors.

3.8      The Transfer Notice may be served at any time during the Management
         Period.

3.9 Upon receipt of the Transfer Notice the Seller's Solicitors are irrevocably instructed by the Seller (as directed by Charter St. Louis) forthwith to:-

         3.9.1 Complete the Land Registry Transfer and deliver the same to the Buyer's Solicitors together with the Retained Deeds; and

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         3.9.2    Pay the Charter St. Louis Deposit (together with interest
                  accrued on such amount under the Charter St. Louis Deposit Account) to the Seller or as it shall direct.

3.10 If no Transfer Notice has been served by the expiry of the Management Period the Seller's Solicitors are irrevocably instructed by the Seller (as directed by Charter St. Louis) following the expiry of the Management Period forthwith to:-

         3.10.1 Complete the Land Registry Transfer to the Buyer and to deliver the same to the Buyer's Solicitors together with the Retained Deeds; and

         3.10.2 Pay the Charter St. Louis Deposit (together with interest accrued on such amount under the Charter St. Louis Deposit Account) to the Seller or as it shall direct.

3.11 The Buyer shall during the Management Period indemnify the Seller and Charter St. Louis from and against all reasonable and proper expenses, liabilities, costs, proceedings and demands howsoever arising and, without prejudice to the generality of the foregoing, repay to the Seller and/or Charter St. Louis all reasonable and proper expenses, liabilities, costs and demands relating to the Charter St. Louis Property.

3.12 (i) The Buyer may assign the benefit of the Warranties (subject to the Disclosure Letter) to (a) the party nominated in the Transfer Notice or
         (b) to its transferee in the event that the Land Registry Transfer is completed in accordance with clause 3.10.1 PROVIDED THAT (1) immediate notice in writing is given by the Buyer to the Seller specifying which Warranties have been assigned (2) all liability of the Seller to the Buyer under the terms of this Agreement howsoever arising shall cease in respect of any Warranties assigned and (3) no further assignment or assignments of whatever nature shall be permitted except where such further assignment or assignments are to the Buyer or a company being a member of the same group of companies within the meaning of Section 42 of the Landlord and Tenant Act 1954 and upon the company ceasing to be a member of the same group of companies as the Buyer all liability of the Seller under the Warranties so assigned shall cease.

(ii) It is acknowledged by the Seller that any Warranties assigned in accordance with Clause 3.12(i) shall be enforceable against the Seller on the same terms (including limitations in this Agreement) as are contained in this Agreement

4        CLOSING

4.1 Closing shall take place at the offices of the Seller's Solicitors on such date as is mutually agreed and in any event before 26 April 1999. The parties shall have a pre-closing the day before the Closing Date to examine Closing deliveries.

4.2      At Closing, the Seller shall deliver to the Buyer's Solicitors:

         4.2.1 a written resolution of the directors of the Seller authorising the sale of the Company and the execution by the Seller of this Agreement (such written resolution being certified as correct by the secretary of the Seller);

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         4.2.2    a letter in the agreed form from the Seller confirming that all debts and accounts between the Company (of the one part) and the Seller or any Affiliate of the Seller (of the other part) have been fully paid and settled;

         4.2.3 evidence, reasonably satisfactory to the Buyer that all long term debt of the Company has been discharged;

         4.2.4 all outstanding charges, mortgages and debentures to which the Company is a party, together with duly executed discharges completed in respect of them;

         4.2.5 transfers of the Shares duly executed by the Seller in favour of the Buyer or its nominee, together with the relevant share certificates;

         4.2.6 irrevocable powers of attorney in the agreed form executed by the Seller in favour of the Buyer to enable the Buyer (pending registration of the transfers of the Shares) to exercise all voting and other rights attaching to the Shares and to appoint proxies for this purpose;

         4.2.7 the resignations in the agreed form of the directors of the Company from their respective offices with a written acknowledgement from each of them executed as a Deed confirming that he has no claim against the Company on any grounds whatsoever;

         4.2.8 the resignation of the Auditors to take effect from Closing containing a statement under CA section 394(1) that there are no such circumstances as are mentioned in that section;

         4.2.9    the certificate of incorporation of the Company;

         4.2.10 the statutory books and registers, including minute books, books of account and documents of record of the Company, complete and up-to-date;

         4.2.11 the appropriate forms to amend the mandates given by the Company to its bankers;

         4.2.12 all deeds and documents as listed in the schedule to File 4D of the Property Disclosure Bundle to the Disclosure Letter relating to the title of the Properties excluding the deeds and documents relating to the Charter St. Louis Property;

         4.2.13 the Property Sale Agreement duly executed by Charter St. Louis in the agreed form as set out in Schedule 6 Part IV (which will be exchanged with the Buyer on Closing);

         4.2.14 the License Agreement in the agreed form duly executed by Charter Advantage, LLC and Charter System LLC;

         4.2.15 the Services Agreement in the agreed form duly executed by Magellan Behavioral Health Systems, Inc.;

         4.2.16 the opinion of Dow, Lohnes & Albertson, PLLC in the agreed form;

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         4.2.17   the opinion of Edwin Coe in the agreed form;

         4.2.18 termination of the licence agreement between Charter St. Louis and the Company relating to the Charter St. Louis Property in the agreed form; and

         4.2.19 evidence, satisfactory to the Buyer, of the discharge of any long term debt of the Swiss Company outstanding on the date of this Agreement.

4.3 At Closing, the Seller will procure that a duly convened meeting of the Company's directors is held at which:

         4.3.1 the transfers referred to in clause 4.2.5 are approved (subject to stamping) for registration in the books of the Company;

         4.3.2 the resignations of all the directors are accepted with effect from the closure of the meeting and persons nominated by the Buyer are appointed as additional directors of the Company;

         4.3.3 all existing instructions to the bankers of the Company are revoked and new instructions are given to such bankers as the Buyer may nominate in such form as the Buyer directs;

         4.3.4 the License Agreement, and the Service Agreement are approved and any of the directors of the Company are authorised to sign such agreements on behalf of the Company; and

         4.3.5 the resignation of Arthur Andersen as auditor of the Company is accepted and Ernst & Young are appointed in their place.

4.4 At Closing the Buyer shall pay and deliver or cause to be paid and delivered to the Seller the consideration for the Shares in immediately available funds to the bank account details of which are set out in
         Schedule 8 4.5 At Closing, the Buyer shall deliver to the Seller's
         Solicitors:

         4.5.1 an extract, certified as true by the secretary of the Buyer, from the minutes of a meeting of the directors of the Buyer, resolving that the Buyer should enter into this Agreement and the Company shall enter into the License Agreement and the Services Agreement and authorising execution of this Agreement by each person signing on behalf of the Buyer;

         4.5.2    the License Agreement duly executed by the Company; and.

         4.5.3    the Services Agreement duly executed by the Company.

         4.5.4    the Property Sale Agreement in the agreed form as set out in
                  Schedule 6 Part IV signed by the Buyer which will be exchanged with Charter St. Louis (at the direction of the Seller) on Closing.

4.6 The Buyer shall for a period of 8 years after Closing give to the Seller reasonable access to the Company's books and records in relation to matters prior to the date of

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         Closing for the purpose of dealing with any queries raised by any Tax
         Authority in respect of such matters.

4.7 The Buyer shall not be obliged to close the sale and purchase of the Shares unless the sale and purchase of all the Shares and the sale and purchase of the Swiss Stock pursuant to the Swiss Sale Agreement is completed simultaneously and all the other requirements of clauses 4.2 and 4.3 are complied with.

4.8 If the obligations of the Seller under clauses 4.2 and 4.3 are not complied with in all material respects on the Closing Date, the Buyer may (a) defer Closing to another date being not more than 21 days after the date of the deferred Closing or (b) without prejudice to any other rights it may have under this Agreement, proceed to Closing so far as is practicable (provided nothing in this clause 4.8.(b) shall relieve Buyer from delivering the Consideration referred to in clause 3.1 on the date on which Closing takes place) or (c) treat this Agreement as terminated and/or may bring an action under clause 22.

4.9 If the obligations of the Buyer under Section 4.4 are not complied with on the Closing Date, the Seller may treat this Agreement as terminated and/or bring an action under Clause 22.

4.10 Time shall be of the essence in relation to clauses 4.8 and 4.9 in this Agreement.

5.       WARRANTIES OF SELLER

         5.1.1 The Seller warrants to the Buyer that each of the Warranties is accurate in all respects at the date of this Agreement.

         5.1.2 The Seller shall be deemed to have repeated each of the Warranties on the Closing Date as if all express or implied references to the date of this Agreement were references to the Closing Date.

         5.1.3 Each of the Warranties shall be construed as a separate and independent warranty and shall not be limited or restricted by reference to or inference from any other Warranty.

         5.1.4 Where any of the Warranties are made or given "so far as the Seller is aware," such Warranty shall be deemed to be given to the best of the knowledge, information and belief of the Seller as the Seller would have obtained after making reasonable enquiries of Patricia Hodgkinson and Trevor Mills (and Philip Angell only with respect to the IT System, as defined in the Warranties) into the subject matter of that Warranty.

         5.1.5    In the event that prior to the Closing Date

                  (i) there occurs any act or omission which would constitute a breach of any of the Warranties (whether or not such breach is material) or which would make any of the Warranties inaccurate or misleading and such act or omission becomes known to the Buyer; or

                  (ii) it becomes apparent that the Seller is in breach of any of the Warranties (whether or not such breach is material),

                  the Buyer shall not be entitled to rescind this Agreement and shall proceed to Closing but without prejudice to its right to claim for breach of the Warranties.

5.2      QUALIFICATIONS

         The Warranties are given subject to the information fairly and adequately disclosed in the Disclosure Letter. Any disclosure which is fairly and adequately made in the Disclosure Letter is to be treated as a disclosure in respect of each and every Warranty and not solely in respect of any particular Warranty.

5.3      DISCLOSURE OF BREACHES

         The Seller undertakes to disclose in writing to the Buyer anything which is or is reasonably likely to constitute a breach of any of the Warranties immediately after it comes to the Seller's notice both before and after Closing.

5.4      CLAIMS AGAINST EMPLOYEES

         Each of the Seller and Magellan undertakes (if any claim is brought against it in connection with the sale of the Shares to the Buyer) not to make any claim against the Company or any director or employee of the Company on whom it may have relied before agreeing to any terms of this Agreement or authorising any statement in the Disclosure Letter.

5.5      TAXATION ON PAYMENTS

         If in respect of or in connection with any breach of any of the Warranties or any facts or matters warranted not being true any amount payable to the Buyer by the Seller (or by Magellan under the guarantee set out in clause 6) is subject to taxation, such amounts shall be increased to such extent as may be necessary to procure that the net amount received by the Buyer is equal to the full amount payable to the Buyer under this Agreement.

5.6      INDEMNITY FOR COSTS AND EXPENSES BY THE SELLER

         The Seller undertakes to indemnify the Buyer against all costs, expenses or other liabilities which the Buyer may reasonably incur either before or after the commencement of any action in connection with:

         5.6.1 any legal proceedings in which the Buyer claims that any of the Warranties are untrue or have been breached and in which judgment is given for the Buyer; and

         5.6.2 the enforcement of any such settlement or judgment against either the Seller or Magellan.

5.7      INDEMNITY FOR COSTS AND EXPENSES BY THE BUYER

         The Buyer undertakes to indemnify the Seller against all costs, expenses or other liabilities which the Seller may reasonably incur either before or after the commencement of any action in connection with:

         5.7.1 any legal proceedings in which the Seller claims that any of the Warranties are untrue or have been breached and in which judgment is given for the Seller; and

         5.7.2 the enforcement of any such settlement of judgment against either the Buyer or Bure.

5.8      LIMITATION OF LIABILITY

         5.8.1 The aggregate liability of the Seller in respect of all Relevant Claims relating to a breach of the warranties set out in Schedule 3 shall not exceed the aggregate amount of the consideration payable in respect of the Shares, the Swiss Stock and the Charter. St. Louis Property referred to in clause 3.

         5.8.2 The Seller will be under no liability to make any payment in respect of any liability pursuant to a Relevant Claim unless and to the extent the aggregate amount of its liability in respect of any such Relevant Claim is, when aggregated with the Seller's liability in respect of any other such Relevant Claim(s) or which would have been made but for the provisions of this clause 5.8.2, in excess of US$500,000.

         5.8.3 The Seller will be under no liability in respect of any Relevant Claim, where the aggregate of the amounts for which the Seller would be liable under such Relevant Claim is less than U.S.$45,000 and the aggregate amount of such Relevant Claim shall be disregarded for the purposes of aggregation of Relevant Claims pursuant to clause 5.8.2; provided that, for the purposes of this clause, any Relevant Claims arising out of the same event, act, default or omission or any sequence of related events, acts, defaults or omissions shall be aggregated together.

         5.8.4 The Buyer agrees with the Seller that it shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one shortfall, damage, deficiency, breach or other set of circumstances which gives rise to one or more Relevant Claim..

         5.8.5 The Seller shall not be liable in respect of a Relevant Claim unless written notice containing, so far as reasonably practicable, details of the Relevant Claim is served on the
                  Seller:

                  (i) in respect of any Relevant Claim relating to a breach of the warranties set out in Schedule 3 other than Sub-clauses (ii) and (iii) of this clause on or before the date which is 2 years after Closing; or

                  (ii) in respect of any Relevant Claim relating to a breach of the warranties set out in Schedule 3 Paragraph 16 (Environmental Matters) on or before the tenth anniversary of the Closing Date; or

                  (iii) in respect of a claim under the Tax Covenant or the warranties in Schedule 4 Part II, on or before the date being seven years and one month from the Last Accounting Date.

         5.8.6 A Relevant Claim shall not be enforceable against the Seller unless legal proceedings in connection with it are commenced by both being issued and served within twelve months after written notice of that Relevant Claim is served on the Seller.

         5.8.7    The Seller shall not be liable in respect of a Relevant Claim:

         5.8.7    (i)      which would not have arisen but for an act, omission
                           or transaction outside the ordinary course of business carried out after Closing by the Buyer or the Company, their respective directors, employees or agents or successors in title;

                  (ii) to the extent that it relates to any loss which is recovered under any policy of insurance effected by or for the Company. The Buyer agrees that it will, and will cause the Company to, use best efforts to successfully claim under such policy, provided always that the Buyer shall not be prejudiced or prohibited from bringing any claim against the Seller under the terms of the Warranties if recovery has not been successfully made or is still being pursued within 30 days prior to the expiration of the relevant periods provided for within clause 5.8.5. In the event that the claim is successfully made against the Seller, then the Buyer shall or shall cause the Company to continue to seek recovery as aforesaid and in the event of any subsequent recovery under any such policy of insurance, the Buyer shall reimburse the Seller with the amounts recovered under such policy (after deduction of all proper costs and expenses incurred by the Buyer or the Company in relation to such recovery and not previously reimbursed) up to the amount previously received from the Seller;

                  (iii) to the extent that allowance, provision or reserve has been made for such fact, matter, event or circumstance in the Audited Accounts or the Closing Accounts or to the extent that payment or discharge of the relevant matter has been taken into account therein or to the extent that such matter was specifically referred to in the notes to such Audited Accounts; or

                  (iv) to the extent that such Relevant Claim is attributable to, or such Relevant Claim is increased as a result of, any legislation not in force at the date hereof or to any change of law, regulation, directive, requirement or administrative practice or any change in rates of tax, which in each case is not in force at the date hereof.

         5.8.8 If the Seller pays to the Buyer or the Company an amount in respect of any Relevant Claim and the Buyer or the Company subsequently recovers a sum or credit which is referable to that Relevant Claim, the Buyer shall (or, as the case may be, shall procure that the Company shall) promptly repay to the Seller an amount equal to the lesser of (i) the amount or value of such benefit recovered less any reasonable costs, fees and expenses incurred by the Company or the Buyer in connection with the recovery and not reimbursed or (ii) the total amount paid by the Seller in respect of that Relevant Claim.

         5.8.9 Any payment made by the Seller in respect of any Relevant Claim shall be deemed a reduction in the consideration paid by Buyer hereunder.

5.9 Upon any Relevant Claim being made, or notification from the Buyer to the Seller pursuant to clauses 5.8.5 and 5.10 of any third party claim, potential claim, matter or event which might lead to a Relevant Claim being made, the Buyer shall, and shall co-operate to cause the Company to:

         5.9.1 make available to accountants and other professional advisers appointed by the Seller such access to the personnel of the Company and to any relevant records and information as the Seller reasonably requests in connection with such Relevant Claim or third party claim, potential claim, matter or event; and

         5.9.2 use best efforts to cause the auditors (both past and then current) of the Company to make available their audit working papers in respect of audits of the Company's accounts for any relevant accounting period in connection with such Relevant Claim, matter or event. Such access shall be required only at reasonable times and on reasonable notice.

5.10 If the Buyer becomes aware of any third party claim, potential claim, matter or event (a "third party claim") which might lead to a Relevant Claim being made, the Buyer-

         5.10.1 shall cause notice of such third party claim to be given promptly to the Seller;

         5.10.2 shall not make (or, as appropriate, shall co-operate to ensure that the Company shall not make) any admission of liability, agreement or compromise with any person, body or authority in relation to any such third party claim until the expiration of ten Business Days ("Notice Period") from the date of service on the Seller of the notice referred to in clause 5.10.1. The Buyer shall not take any action specified in the prior sentence if so instructed by the Seller in writing during the Notice Period (subject to it being indemnified to its reasonable satisfaction against all reasonable out of pocket expenses incurred by it or the Company;

         5.10.3 shall take (or, as appropriate, shall co-operate to cause the Company to take) such action as the Seller may reasonably request in writing to avoid, dispute, resist, appeal, compromise or defend such third party claim or any adjudication in respect of that third party claim (subject to being fully indemnified to its reasonable satisfaction by the Seller against all reasonable out of pocket expenses incurred by the Buyer or the Company); and

         5.10.4 if so required by the Seller in writing, and subject to being fully indemnified to its reasonable satisfaction by the Seller against all reasonable out of pocket expenses incurred by the Buyer or the Company shall ensure (or, as appropriate, shall co-operate to cause the Company to ensure), that the Seller is placed in a position to take on or take over the conduct of all proceedings and/or negotiations of whatsoever nature arising in connection with the third party claim in question and provide (or, as appropriate, co-operate to cause the Company to provide) such information and assistance as the Seller may reasonably require in connection with the preparation for and conduct of such proceedings and/or negotiations; provided that, where the Seller takes over the conduct of proceedings or negotiations pursuant to this clause, the Seller shall not settle any such proceedings or agree on any final outcome of such negotiations without the prior written consent of the Buyer (which shall not be unreasonably withheld or delayed), unless in connection with such settlement, the Buyer is fully released from any liability.

5.11 A breach of Warranty which is capable of remedy shall not entitle the Buyer to compensation except to the extent that:

         5.11.1   the Seller is given written notice of such breach; and

         5.11.2 such breach is not remedied within 30 days after the date on which such notice is served on the Seller.

5.12 The Seller shall not be liable to satisfy any Relevant Claim relating to a breach of the Warranties which shall be made after the Company shall cease to be a Subsidiary of the Buyer or of its Affiliates.

5.13 Where the Company or the Buyer is entitled to recover from some other person any sum in respect of any liability, loss or damage which is the subject of a Relevant Claim against the Seller or for which such a Relevant Claim could be made (and whether before or after the Seller has made payment hereunder), the Buyer shall (or, ensure that the Company shall)

         5.13.1 promptly notify the Seller and provide such information as the Seller may reasonably require relating to such liability or dispute and the steps taken or to be taken by the Buyer or the Company in connection with it;

         5.13.2 if so required by the Seller (subject to the Buyer being fully indemnified to its reasonable satisfaction by the Seller against all reasonable out of pocket costs and expenses incurred by the Buyer or the Company) and before seeking to recover any amount from the Seller under this Agreement, first take all steps (whether by way of a claim against its insurers or otherwise, including, but without limitation, proceedings) as the Seller may reasonably require to enforce such recovery; and

        5.13.3    keep the Seller informed of the progress of any action taken,

                  and thereafter any claim against the Seller shall be limited (in addition to the limitations on the liability of the Seller referred to in this Agreement) to the amount by which the loss or damage suffered by the Buyer as a result of such breach shall exceed the amount so recovered.

5.14 Without limiting the rights of the Buyer (or the purchaser (the "Purchaser") of the Charter St. Louis Property, for any of the Warranties referred to below which were assigned to the Purchaser) or its ability to claim damages on any other basis under this Agreement, if any of the Warranties set out in Paragraph 16 of Schedule 3 is untrue by reason of the Company having committed a breach or non-observance of any Environmental Laws, the Seller shall pay to the Buyer (or the Purchaser, as the case may be) an amount equal to all liabilities incurred by the Company as a consequence of the breach of such Environmental Laws, including, without limitation, the cost of all reasonable and appropriate remedial works required to be carried out at the relevant property to procure compliance with such Environmental Laws; provided any damage claim provided in this clause 5.14 shall be deemed a Relevant Claim for all purposes including for purposes of clause 5.8; provided further, that in no event shall the Seller be liable for the same claim to both the Buyer and the Purchaser.

5.15     Seller's Indemnities

5.15.1 The Seller covenants with the Buyer that it will pay to the Buyer an amount equal to the amount necessary to indemnify the Buyer and the Company from and against all actions, proceedings, claims, demands and reasonable costs and expenses which may be suffered or incurred by the Buyer or the Company arising out of or in respect of:-

         (a) the claims disclosed in paragraphs 8.1(d)(i) and (ii) and (e) of the Disclosure Letter headed "Litigation and Defences" and documents numbers 5.3, 5.4, 5.7, 5.8, 5.11 and 5.12 of file 3B referred to in such paragraph 8.1(d)(iii) of the Disclosure Letter;

         (b) the guarantee given by the Company in favour of the subordinated notes issued by Charter Medical Corporation pursuant to an indenture dated May, 1994 and the guarantee given by the Company in favour of the Lenders under a credit agreement with Magellan dated 12 February, 1998;

         (c) the agreement dated 10th April 1997 relating to the provision of care for overseas patients made between the Company and Riverside Mental Health Trust;

         (d) any liability relating to the Charter Medical of England Limited (1987) Pension Plan which is referred to in a letter dated 24th February 1995 from London and Manchester (Pensions) Limited to William M Mercer Limited

         (e) any liability incurred by the Company arising as a consequence of its employment of Mrs Illa Chandarana prior to closing; and

         (f) any liability of the Company to the Seller of any Affiliate of the Seller, including, without limitation, any amount due to Charter St. Louis in respect of the Company's occupation of the Charter St. Louis Property.

5.16 The Seller undertakes to the Buyer that between the date of this Agreement and Closing (save with the previous written consent of the Buyer):-

         5.16.1 the business of the Company shall be carried on in the ordinary course

         5.16.2 the Company shall take no action of an unusual or non-routine nature which is calculated solely or principally to increase or decrease the amount of cash in hand of the Company;

         5.16.3 the Company shall take all reasonable steps to preserve and protect its business and assets;

         5.16.4 all existing insurance policies relating to the Company shall be maintained in full force and effect and shall not be allowed to lapse, expire or be forfeited or otherwise terminated;

         5.16.5 no encumbrance (other than liens arising in the ordinary course of business) shall be created or extended over any of the Company's assets;

         5.16.6 no capital commitment with an individual contract value in excess of (pound)10,000 shall be entered into by the Company except in the ordinary course of business;

         5.16.7 the Company shall not dispose of or grant or agree to dispose of or grant any option in respect of any assets valued in excess of (pound)10,000 except in the ordinary course of business

         5.16.8 the Company shall not enter into, amend or terminate any individual contract or commitment which involves payments in excess of (pound)10,000 or which is materially unusual or abnormal;

         5.16.9 the Company shall not increase the compensation or benefits paid or to become payable to any of its officers or employees or agree to do the same;

         5.16.10 the Company shall not appoint or terminate the employment of or make any material variation to the terms of employment of any director or senior employee;

         5.16.11 the Company shall not make or propose a material change to any benefit of any kind which is payable on a person's retirement, death or disability to or in respect of any of the directors or employees or to any pension scheme (other than a change required by law) or, without limiting the foregoing, carry out any action in relation to any scheme other than in the ordinary course of operating such scheme;

         5.16.12 no amendment shall be made to the Company's articles of association and no resolutions which are inconsistent with the Company's articles of association shall be made or proposed;

         5.16.13 no change shall be made in the Company's accounting reference date;

         5.16.14 the Company shall not initiate, compromise or settle any litigation, arbitration or mediation proceedings other than debt collection conducted in the ordinary course of business;

         5.16.15 no increase or reduction shall be made in the authorised, allotted or issued share capital of the Company;

         5.16.16 no option, right of conversion or right of pre-emption shall be allotted or granted by the Company over the whole or any part of its share capital, whether issued or unissued;

         5.16.17 no dividends or other distributions shall be declared, made or paid by the Company; and

         5.16.18 the Company shall not create any new debt other than trade debt incurred in the ordinary course of business; and

         5.16.19 the Company shall not make any commitment to do any of the foregoing provided that the Seller shall not be in breach of any provisions contained in this clause 5.16 where the intention of the Company to carry out any action which would otherwise place the Seller in breach of this clause 5.16 has already been disclosed to the Buyer in writing on the date of this Agreement.

6.       GUARANTEE AND INDEMNITY BY MAGELLAN

6.1 Magellan hereby unconditionally and irrevocably guarantees to the Buyer the due and punctual performance and observance by the Seller of all its obligations ("Seller Obligations") under or pursuant to this Agreement arising after Closing (the "Magellan Guaranteed Obligations") and agrees to indemnify the Buyer against all loss, damage, costs and expenses which the Buyer may suffer through or arising from any breach by the Seller of its obligations under or pursuant to this Agreement. The liability of Magellan under this Agreement shall not be released or diminished by any variation of the terms of this Agreement (if agreed to by Magellan), any forbearance, neglect or delay in seeking performance of the obligations imposed under this Agreement or any granting of time for such performance.

6.2 If and whenever the Seller defaults for any reason whatsoever in the performance of any of the Magellan Guaranteed Obligations, Magellan shall upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the obligation or liability in regard to which such default has been made in the manner prescribed by this Agreement and so that the same benefits shall be conferred on the Buyer as it would have received if such obligation or liability had been duly performed and satisfied by the Seller.

6.3 The guarantee set out in this clause 6 is to be a continuing guarantee and accordingly is to remain in force until all of the Magellan Guaranteed Obligations shall have been performed or satisfied. This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which the Buyer may now or hereafter have or hold for the performance and observance of the obligations, commitments, undertakings and warranties of the Seller under or in connection with this Agreement or any other agreement entered into pursuant to this Agreement.

6.4 As a separate and independent stipulation, Magellan agrees that any of the Magellan Guaranteed Obligations (including, without limitation, any moneys expressed to be payable under this Agreement) which may not be enforceable against or recoverable from the Seller by reason of any legal limitation, disability or incapacity of the Seller or any other fact or circumstance (other than any limitation imposed by this Agreement) shall nevertheless be enforceable against and recoverable from Magellan as though the same had been incurred by Magellan and Bure were the sole or principal obligor in respect thereof.

7.       GUARANTEE AND INDEMNITY BY BURE

7.1 Bure hereby unconditionally and irrevocably guarantees to the Seller the due and punctual performance and observance by the Buyer of all its obligations (the "Buyer's Obligations") under or pursuant to clauses
         2.1 (sale of shares), 4.4 (payment of Consideration) and 9 (Buyer's Warranties) 3.7 (payment of Charter St. Louis Deposit) (such provisions being referred to in this clause as the "Guaranteed Obligations") and agrees to indemnify the Seller against all loss, damage, costs and expenses which the Seller may suffer through or arising from any breach by the Buyer of its obligations under or pursuant to the Guaranteed Obligations. The liability of Bure under this Agreement shall not be released or diminished by any variation of the terms of this Agreement (if agreed to by Bure), any forbearance, neglect or delay in seeking performance of the obligations imposed under this Agreement or any granting of time for such performance.

7.2 If and whenever the Buyer defaults for any reason whatsoever in the performance of any of the Guaranteed Obligations, Bure shall upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the obligation or liability in regard to which such default has been made in the manner prescribed by this Agreement and so that the same benefits shall be conferred on the Seller as it would have received if such obligation or liability had been duly performed and satisfied by the Buyer.

7.3 The guarantee set out in this clause 7 is to be a continuing guarantee and accordingly is to remain in force until all of the Guaranteed Obligations shall have been performed or satisfied. This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which the Seller may now or hereafter have or hold for the performance and observance of the obligations, commitments, undertakings and warranties of the Buyer under or in connection with this Agreement or any other agreement entered into pursuant to this Agreement.

7.4 As a separate and independent stipulation, Bure agrees that any of the Guaranteed Obligations (including, without limitation, any moneys expressed to be payable under this Agreement) which may not be enforceable against or recoverable from the Buyer by reason of any legal limitation, disability or incapacity of the Buyer or any other fact or circumstance (other than any limitation imposed by this Agreement) shall nevertheless be enforceable against and recoverable from Bure as though the same had been incurred by Bure and Bure were the sole or principal obligor in respect thereof.

8.       RESTRICTIVE COVENANT

8.1 For the purpose of assuring to the Buyer the full benefit of the Company and in consideration for the Buyer agreeing to buy the Shares on the terms of this Agreement, each of the Seller and Magellan, (referred to together in this Clause as the "Covenantors") undertake to the Buyer that, except as provided below, they will not, and will procure that no Subsidiary of the Seller or Magellan will, without the prior written consent of the Buyer, whether directly or indirectly, at any time within three years following Closing within the Restricted Territory, whether alone or in conjunction with, or on behalf of, any other person and whether as principal, shareholder (other than solely as an investor with no management function or controlling influence of the company in question), agent, consultant, partner or otherwise, construct, own, lease, operate or manage, any of: (i) an acute care psychiatric hospital, (ii) an acute care psychiatric unit as part of an acute care general hospital, (iii) a psychiatric residential treatment center, (iv) a part of a facility operating a psychiatric residential treatment center, (v) any facility providing 24-hour psychiatric healthcare, (vi) a psychiatric daycare facility or (vii) any facility providing psychiatric outpatient services (a "Competitive Business"); provided, however, that Magellan and the Seller, and the Subsidiaries of Magellan and the Seller, may provide psychiatric outpatient services required by or in connection with a contract to provide utilisation management, network management, care management and employee assistance programme services not involving the transfer of intellectual property or know-how to any of the Company's competitors in the United Kingdom or Switzerland (collectively, "Managed Contract Services") for and on behalf of a healthcare plan or entity (including self-assured plans) provided that if any outpatient services are to be provided within the United Kingdom, Magellan or any of the subsidiaries shall use its reasonable endeavours to offer the Buyer the opportunity to provide such outpatient services on substantially the same terms that Magellan or its relevant subsidiary would be providing such services; PROVIDED FURTHER, that if the Buyer declined to provide such services pursuant to any offer, then Magellan would be permitted to provide such services. Magellan agrees that neither it nor its subsidiaries shall contribute capital to CBHS for the purpose of operating or owning a Competitive Business in the Restricted Territory.

8.2 Each of the Covenantors undertakes to the Buyer that it will not, and it will procure that no Subsidiary of the Covenantors will, for a period of three years immediately following Closing, solicit or endeavour to solicit away from the Company any person employed by, or who is a consultant to, the Company at Closing.

8.3 The Covenantors acknowledge that each of them has information in respect of the business and financing of the Company and its dealings, transactions, affairs, plans and proposals, all of which information is, or may be, secret or confidential and important to the Company. In this clause 8, "Confidential Information" means information, other than information referred to in clause 8.5, relating to the Company's finances, prices, business plans, marketing plans, development plans, manpower plans, sales targets, sales statistics, customers lists, customer relationships, suppliers lists, sales statistics, survey reports and market share data. The Covenantors further acknowledge that the disclosure of Confidential Information (whether directly or indirectly) to actual or potential competitors of the Company would place the

         Company at a competitive disadvantage and would do damage (whether financial or otherwise) to its business. Each of the Covenantors accordingly agrees to enter into the restrictions contained in clause 8.5.

8.4

         8.4.1 Each of the Buyer and Bure undertakes that it will not and will procure that no Subsidiary of Bure will without the prior written consent of the Seller whether directly or indirectly for a period of three years outside whether alone or in conjunction with or on behalf of any other person and whether as principal shareholder (other than solely as an investor with no management function or controlling influence of the company in question), agent, consultant, partner or otherwise use the Company's operating system (the "Company's System") related to treatment methods, therapies or protocols for any illness, addiction or condition at any facility or location within the United States.

         8.4.2 For the avoidance of doubt nothing contained in this Agreement shall prevent Magellan or any of its Subsidiaries from licensing to third parties for use in jurisdictions other than the United Kingdom and Switzerland an operating system referred to as the "Charter System", which is presently licensed by a Magellan Subsidiary to third parties and which is similar to the Company's System.

8.5 Each of the Covenantors undertakes that it will not, and will procure that none of its Affiliates will, at any time during the said three-year period after Closing:

         8.5.1 disclose Confidential Information to any person except (i) to its professional advisors or officers or employees and, in each case, whose province it is to know the same, (ii) to those authorised by the Company to know; or (iii) insofar as it is compelled by law or competent authority so to do;

         8.5.2 use Confidential Information for its own purposes or for any purpose other than those of the Company; or

         8.5.3 through any failure to exercise all due care and diligence, cause or permit any unauthorised disclosure of any Confidential Information of the Company;

         provided that these restrictions on the Covenantors will cease to apply to information which (otherwise than through the default of the Seller or Magellan) becomes available to the public generally.

8.6 The parties agree that each of the undertakings set out in this clause 8 is separate, severable and enforceable. Accordingly, if any one or more of such undertakings or part of any undertaking is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings or remaining part of the undertakings will continue in full force and effect and will bind the Covenantors.

8.7 No restrictions contained in this Agreement, or in any agreement or arrangement of which this Agreement forms part, which causes this Agreement or that agreement or arrangement to be subject to registration under the Restrictive Trade Practices Act

         1976 will take effect until the day after particulars of this Agreement or of that agreement or arrangement, as the case may be, have been furnished to the Director General of Fair Trading pursuant to that Act.

8.8 Nothing in this clause 8 shall prevent Magellan or its Affiliates from acquiring the whole or any part of a body corporate or business or any direct or indirect interest in the whole or any part of a body corporate or business, the acquisition, holding or carrying on of which would otherwise amount to a breach of this clause 8, except where more than 10% of the turnover of the business of the body corporate or business directly or indirectly acquired in the 12 months prior to such acquisition consists of any of the business referred to in clause 8.1, in which case Magellan or its Affiliates shall use reasonable efforts to dispose of that part of the business which, but for this provision, would cause it to be a breach of this clause 8 as soon as reasonably practicable.

9        RELEASE OF LEASE GUARANTEE

9.1      Bure shall at its cost:-

         9.1.1 For the nine months following Closing use its reasonable endeavours to procure as soon as possible the release of Magellan from the guarantee given by Magellan to the landlord of the lease (as varied) identified as item 1 Schedule 6 Part 1 ("The Lease") and shall keep Magellan informed as to progress of negotiations for the release.

         9.1.2 provide all reasonable assistance and information to the Landlord to enable Magellan to be released by the landlord from Magellan's obligations under the Lease including Bure standing as guarantor on the same terms as Magellan is bound as guarantor if required by the landlord, but shall not include the payment of any money to the landlord as consideration for the release.

9.2 Unless and until such release has been obtained Bure shall indemnify and keep Magellan indemnified at all times after Closing against all proper demands liabilities claims and proceedings of whatsoever nature howsoever arising suffered or incurred (including legal costs and other professional fees) reasonably and properly incurred by Magellan in consequence of the guarantee being enforced against Magellan.

9.3 Bure shall at all times keep Magellan informed as to its address for service of any claim under this clause (a "Notice of Proceedings") and the last known address notified to Magellan shall be deemed to be the address for service of any Notice of Proceedings on Bure. Magellan shall at all times keep Bure informed as to its address for service of any notice to be delivered for the purpose of this clause and the last address notified to Bure shall be deemed to be Magellan's address for service of any such notice.

9.4 Magellan shall notify Bure promptly of the receipt of any Notice of Proceedings and at all times Magellan shall keep Bure informed as to progress relating to any Notice of Proceedings.

9.5 Magellan shall give Bure notice of its intention to settle pay or otherwise dispose of any proceedings and/or demands relating to any Notice of Proceedings and Bure shall promptly notify Magellan of its consent (such consent not to be unreasonably withheld). The provisions of clauses 5.10 and
         5.13 of this Agreement shall apply so far as the same are not inconsistent with the provisions of this clause 9 to the claim to which any Notice of Proceedings relates as if:

         9.5.1    references to the "Buyer" were to Magellan;

         9.5.2 references to a "Relevant Claim" were to any claims to which a Notice of Proceedings relates;

         9.5.3    references to the "Seller" were to Bure;

         9.5.4    references to the "Company" were deleted; and

         9.5.5    references to the Buyer being indemnified were deleted; and

         9.5.6    the words "and thereafter any claim..... the amount so
                  recovered" at the end of clause 13 were deleted and replaced by:-

                  "Provided always that notwithstanding any other provision of this Agreement any claims to which a Notice of Proceedings relates shall not be construed as a Relevant Claim so as to limit in any way the liability of Bure in respect of the indemnity given by it pursuant to clause 9..2 above."

10.      WARRANTIES OF BUYER

10.1 In consideration of the Seller entering into this Agreement, the Buyer warrants to the Seller that:-

         10.1.1 it is entitled to purchase the Shares on the terms of this Agreement without the consent of any third party;

         10.1.2 it has full power to enter into and perform this Agreement and any other agreement which will need to be executed pursuant to this Agreement without the consent or approval of another person, and such documents will, when executed, constitute binding obligations of the Buyer in accordance with their terms subject to the operation of law as regards the availability of equitable remedies and matters of public policy and the application of the relevant statutory provisions, including those regarding limitation periods, insolvency and competition matters;

         10.1.3 the execution and delivery of the documents referred to in clause 10.1.2 by the Buyer and the performance of and compliance with their terms and provisions will not:

                  (i) conflict with or result in a breach of or constitute a default under, any agreement or instrument to which it is a party or by which it is bound or of the constitutional documents of the Buyer; or

                  (ii) conflict with or result in a breach of any order, writ, injunction, judgment or decree of any court or governmental agency.

11.      COSTS

         Each of the Parties shall pay its own legal and accountancy costs, charges and expenses connected with the negotiation, preparation and implementation of this Agreement. The Buyer shall be responsible for all stamp duty on the transfer of the Shares.

12.      GENERAL

12.1 Failure or delay by any Party in exercising any right or remedy under this Agreement will not in any circumstances operate as a waiver of it, nor will any single or partial exercise of any right or remedy in any circumstances preclude any other or further exercise of it or the exercise of any such right or remedy.

12.2 Any waiver of any breach of or any default under any of the terms of this Agreement will not be deemed a waiver of any subsequent breach or default and will in no way affect the terms of this Agreement.

12.3 The Buyer may release or compromise the liability of or grant time or any other indulgence to, any person who is a Party to this Agreement without in any way prejudicing or affecting the liability of any person in respect of any other liability or obligation hereunder.

12.4 No variation of this Agreement or any other documents to be entered into pursuant to this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the Parties.

13.      ASSIGNMENT

         No Party may assign all or any of its rights, obligations or causes of action arising under or pursuant to this Agreement without the prior written consent of the other Party; provided that nothing herein shall prevent the Buyer from (i) charging or assigning all of such rights, obligations or causes of action to an Affiliate of the Buyer provided and for so long as it remains an Affiliate and provided further that the Buyer shall cause its Affiliates to comply fully and timeously with all the Buyer's duties and obligations under this Agreement, (ii) charging or assigning such rights, obligations or causes of action pursuant to the Tax Covenant or the warranties in Schedule 4 part II,
         (iii) charging or assigning the benefit of the Warranties contained in clause 2 and 16 of Schedule 3 to the extent that such clauses relate to the Charter St. Louis Property to any third party to whom the Charter St. Louis Property is transferred pursuant to the Property Sale Agreement. In the event any of the Warranties or the Tax Covenant in clause (ii) or (iii) in the preceding sentence is assigned as permitted, the Seller, Magellan or Charter St. Louis shall have absolutely no liability with respect to any of the assigned Warranties or Tax Covenant, to the Buyer from and after the date of such assignment except in circumstances where the assigned Warranties or Tax Covenant are re-assigned to Bure or one of its Affiliates. The Buyer shall notify the Seller promptly in writing of any such assignment. In the event that any Affiliate of the

         Buyer ceases to be such and has had assigned to it all rights under this Agreement, such Affiliate shall reassign such rights other than rights pursuant to the Tax Covenant or the warranties in Schedule 4 part II (which for the avoidance of doubt may be so reassigned) to the Buyer or another Affiliate of the Buyer. This Agreement will be binding on and will continue for the benefit of the parties and their respective successors and assigns to the extent permitted in this clause 13. Accordingly, references in this Agreement (or any document entered into pursuant to this Agreement) to the relevant party shall, following any such assignment and unless the context otherwise requires, mean the assignee or assignees for the time being.

         The Seller and Magellan agree further that, upon the request of the Buyer or its successors in title or assigns, this Agreement may be novated (in respect of the Tax Covenant or the warranties in Schedule 4 part II) in favour of the beneficial owner for the time being of the whole or part of the Shares, and the Seller and Magellan shall execute such a novation agreement in such form as the Buyer may reasonably require. If the Seller or Magellan fails to execute any such novation agreement within 20 Business Days of a request by the Buyer to do so, the Buyer may execute it on behalf of the Seller or Magellan (as the case may be) or both of them and only for such purpose each of the Seller and Magellan hereby irrevocably appoints the Buyer as their attorney for the purpose of executing any such agreement. The Seller and Magellan agree to ratify and confirm any action taken by the Buyer by virtue of this power of attorney.

14.      POST CLOSING UNDERTAKINGS

14.1 Following Closing, the Buyer undertakes to the Seller and Magellan that:

         14.1.1 it will use all reasonable endeavours to obtain the release of the Seller and Magellan and any of their Affiliates from any Intra-Group Guarantees to which any of them are party and, pending such release, to indemnify Magellan and its Affiliates against all amounts paid by any of them to any third party pursuant to any Intra-Group Guarantees in respect of any liability of the Company (and all costs incurred in connection with such liability) arising after Closing; and

         14.1.2 save with the prior written consent of Magellan, neither the Buyer nor the Company will use the names "Magellan" or any similar name or names likely to be confused with them.

15.      FURTHER ASSURANCE

         At any time, each of the parties hereto shall (at its cost and expense) do and execute or procure to be done and executed all necessary acts, documents and things in a form reasonably satisfactory to the other party reasonably requested of them by the other party to give effect to this Agreement and the transactions contemplated in or by it securing to such other party the full benefit of the rights, powers and remedies conferred upon such other party in this Agreement.

16.      INVALIDITY

         Each of the provisions of the Agreement is severable. If any provision in this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality and enforceability of the remainder of this Agreement shall not be affected.

17.      ENTIRE AGREEMENT

17.1 This Agreement sets out the entire agreement and understanding between the Parties in respect of the sale and purchase of the Shares. It is agreed that:-

         17.1.1 no Party has entered into this Agreement in reliance upon any representation, warranty or undertaking of any other Party which is not expressly set out or referred to in this Agreement;

         17.1.2 no Party shall have any remedy in respect of misrepresentation or untrue statement made by any other Party unless and to the extent that a claim lies for breach of Warranty under this Agreement; and

         17.1.3 this clause shall not exclude any liability for fraudulent misrepresentation.

18.      COUNTERPARTS

         This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by signing any such counterpart.

19.      INTEREST

         If any party defaults in the payment when due of any sum payable under this Agreement (however determined), the liability of such Party shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well after as before judgment) at a rate per annum of 2 per cent above the base rate from time to time of the Royal Bank of Scotland Plc.
         Such interest shall accrue from day to day.

20.      NOTICES

20.1 Any notice, claim or demand to be given in connection with or under this Agreement shall be in writing and signed by or on behalf of the Party giving it.

20.2 A notice may be served by letter; each letter containing such notice shall be left or sent by pre-paid recorded delivery or registered post to the address set out in clause 20.3 and, if so addressed shall be deemed to have duly given or made as follows:

         20.2.1 if delivered personally, upon delivery at the address of the relevant Party;

         20.2.2 if sent by first class post, two Business Days after the date of posting in the case of a recipient with an address within the United Kingdom and seven Business Days after the date of posting otherwise; and

         20.2.3 if sent by fax, upon receipt by the relevant Party provided that if, in accordance with the above provisions, any such communication would otherwise be deemed to be given or made outside normal business hours 9.30 a.m. to 5.30 a.m. on a Business Day in the jurisdiction in which the notice is served), such communication shall be deemed to be given or made at 9.30 a.m. on the next succeeding Business Day.

20.3 The relevant details of each Party for the purposes of the giving of notices, subject to Clause 20.4, are:

         Party                       Addressee                 Address                  Fax No.
         -----                       ---------                 -------                  -------
       Charter Medical             David Hansen              3414  Peachtree   Road,  001-404 8695667
         International, S.A., Inc    (General Counsel)         N.E.,
                                                               Suite 1400
                                                               Atlanta,
                                                               Georgia 30326
                                                               USA

         Magellan Health  Services,  David Hansen              3141  Peachtree   Road,  001-404 8695667
         Inc.                        (General Counsel)         N.E.,
                                                               Suite 1400
                                                               Atlanta,
                                                               Georgia 30326
                                                               USA

         Investment AB Bure          Torgny Brenton            PO Box 5419              0046-31-778-5859
                                                               S-402 29 Goteborg
                                                               Sweden

         CMEL Holding Limited                                  1-5 Radnor Walk          0171-724 1016
                                                               London
                                                               SW3  4BP

         A copy of any notice sent to the Seller or Magellan shall be copied to the Seller's Solicitors and marked for the attention of Russel Shear. A copy of any notice sent to the Buyer shall be sent to the Buyer's Solicitors and marked for the attention of Peter Finlay. A failure to copy a notice to the Seller's Solicitors or the Buyer's Solicitor as required in this clause shall not invalidate the relevant notice.

20.4 Each Party may notify the other Parties at any time of a change to its details for the purposes of clause 20.3 provided that such notification shall only be effective from

                  20.4.1 the date specified in the notification as the date on which the change is to take place; or

                  20.4.2 if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

21.      GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with English law, and the Parties irrevocably submit to the exclusive jurisdiction of the English courts to settle any disputes which may arise out of or in connection with this. The Seller and Magellan appoint Edwin Coe of 2 Stone Buildings, Lincoln's Inn, London WC2A 3TH as their agent for service of process, and Bure appoints the Buyer as its agent for service of process. Any party may by notice in writing to the others appoint an agent for service of process in place of the existing such agent appointed by it.

22.      RIGHT TO SPECIFIC PERFORMANCE

         The Seller and the Buyer acknowledge and agree that the subject matter of this Agreement is unique, and in the case of any breach of the terms, covenants or conditions to this Agreement by either Party hereto, the other Party will suffer irreparable injury and harm which cannot be reasonably or adequately compensated by monetary damages. Accordingly, in the event of any such breach by a Party hereto, the other Party shall have, in addition to all other remedies available at law or equity, the right to obtain a decree of specific performance of this Agreement and an indemnity from that Party for the legal fees and expenses incurred by that other Party.

23.      ANNOUNCEMENTS

         The Parties shall, subject to the requirements of law or any regulatory body or the rules and regulations of any recognised stock exchange, consult together as to the terms of, the timetable for and manner of publication of, any formal announcement or circular to shareholders, employees, customers, suppliers, distributors and sub-contractors and to any recognised stock exchange or other authorities and to the media or otherwise which either of them may desire or be obliged to make regarding this Agreement. Any other communication which the Parties may make concerning such matters shall, subject to the requirements of law or any regulatory body or the rules and regulations of any recognised stock exchange, be consistent with any such formal announcement or circular as referred to above; provided that, subject to the preceding provisions of this clause, no Party shall, prior to Closing, make or authorise or issue any formal announcement or circular concerning the subject matter of this Agreement or any other document or transaction referred to in or contemplated by this Agreement.

24.      OBLIGATIONS SURVIVING CLOSING

         Except insofar as the same have been fully performed at Closing, each of the agreements, covenants, obligations, warranties, indemnities and undertakings contained in this Agreement will continue in full force and effect notwithstanding Closing.

25.      CURRENCY CONVERSION

         For the purposes of this Agreement, where any sum, or in particular but without limitation, any liability under the Warranties, is expressed to be in any currency other than US Dollars, such sum shall be converted into US Dollars at the Market Rate. "Market Rate" means the mid market rate for the relevant currency at 4:00pm on the weekday (other than a Saturday) when banks are open for a full range of banking transactions in London ("Business Day") preceding the date upon which such sum is due and payable, or where such sum relates to a claim under this Agreement, the Business Day preceding the date upon which notice of such claim is served by the Buyer upon the Seller in accordance with the provisions of clause 5.8, as evidenced by a list of currencies provided by Royal Bank of Scotland Plc.

This Agreement was executed and delivered as a deed by the Parties or their duly authorised representatives on the date set out at the beginning of this Agreement.





EXECUTED  as a DEED by  CHARTER
MEDICAL  INTERNATIONAL,
S.A., INC.

Acting by:

---------------------------------------------





EXECUTED as a DEED by MAGELLAN
HEALTH SERVICES, INC.

Acting by:

---------------------------------------------





EXECUTED as a DEED by
INVESTMENT AB BURE

acting by:

---------------------------------------------



EXECUTED as a DEED by CMEL HOLDING LIMITED

acting by two directors or by one director and its Company Secretary:

Director:



Director/Secretary: